UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2012

Yew Bio-Pharm Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-54701	26-1579105
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

294 Powerbilt Avenue, Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 487-6727

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2012, Harbin Yew Science and Technology Development Co., Ltd. (“HDS”), the operating variable interest entity of Yew Bio-Pharm Group, Inc. (the “Company”), entered into a land use agreement (the “Fuye Field Agreement”) with an individual in the People’s Republic of China (“PRC”).

Pursuant to the Fuye Field Agreement, HDS will lease 117.5 mu (approximately 19.6 acres) located at Fuye Field, Beizhao Village, Hongxing Town, A’cheng District in Helongjiang Province, PRC. The term of the agreement is 16 years, through March 2028. During the term of the Fuye Field Agreement, HDS has the right to develop the property for the production of yew trees. In addition, HDS has acquired a building and more than 80,000 trees – which are not yew trees — located on the property.

Payments to be made by the Company under the Fuye Field Agreement total RMB 15,002,300, payable as follows:

•	RMB 6,300,000 upon receipt by HDS of all related supporting documents and materials on the ownership and land use right of the property

•	RMB 3,700,000 on December 25, 2012

•	RMB 5,002,300 on or before December 25, 2013.

The Company prepaid the first installment of RMB 6,300,000 on or about June 20, 2012 and presently expects to be able to make the additional payments required by the Fuye Field Agreement from cash-on-hand and net cash flow from operations.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	10.1	Forest Transfer Contract for Fuye Field Beizhao Village Hongxing Town Acheng District dated July 18, 2012 by and between Huazhong Liu and Harbin Yew Science and Technology Development Co., Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 24, 2012	YEW BIO-PHARM GROUP, INC.

By: /s/ Zhiguo Wang
Zhiguo Wang President